Exhibit 16.1

333 City Blvd W 3rd Floor Orange, CA 92868 Phone (714)-820-3316 Fax (714)-333-4992

September 13, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners,

We have reviewed form 8-K of Cosmos Group Holdings Inc., which we understand its change in auditor. We agree with the statements made regarding our firm. We have no disagreement with the statements described in form 8-K.

Very truly yours,

/s/ Fortune CPA Inc.